 Exhibit 21.1

LIST OF SUBSIDIARIES

SCG Financial Merger I Corp., a Delaware corporation

RMG Network Holdings, Inc., a Delaware corporation

RMG Networks, Inc., a Delaware corporation

RMG Media Networks, Inc., a Delaware corporation

EMN Acquisition Corporation, a Delaware corporation

RMG China, Ltd., a Chinese company

Executive Media Network, Inc., a New York corporation

Corporate Image Media, Inc., a New York corporation

Prophet Media, LLC, a New York limited liability company

Symon Holdings Corporation, a Delaware corporation

Symon Communications, Inc., a Delaware corporation

Symon Communications, Ltd., a United Kingdom company

Symon LV, LLC, a Nevada limited liability company

Symon Dacon Limited, a United Kingdom company